                             CREOSOTE SUPPLY AGREEMENT

          This Agreement, effective as of 11:59 P.M. on June 30, 1998, by and between ALLIEDSIGNAL INC., a Delaware corporation ("Seller"), and KMG-BERNUTH, INC., a Delaware corporation ("Buyer").

          Pursuant to an Asset Purchase and Sale Agreement dated as of June 26, 1998 between Seller and Buyer (the "Asset Agreement"), Buyer is purchasing, effective as of June 30, 1998, certain assets related to Seller's creosote marketing and distribution business.

          As contemplated by the Asset Agreement, Seller wishes to sell and Buyer wishes to purchase certain creosote products produced by the Seller during the term hereof.

          In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

          1. DEFINED TERMS. The capitalized terms set forth in this Section 1 shall have the following meanings:

          "CREOSOTE" shall mean certain coal-tar derived creosote products as specified on Exhibit 1.1 hereto.

          "TERM" shall mean the period commencing on the date of this Agreement and (unless earlier terminated as provided in this Agreement) continuing through June 30, 2008 (the "Initial Term"), and from year to year thereafter, unless either party shall give at least one year's prior written notice of its intent to terminate this Agreement as of or after June 30 2008; provided that if either party shall give such one year's notice of intent to terminate, the other party may within 60 days thereafter exercise a right to extend the Term of the Agreement for an additional two (2) years beyond its then termination date by giving notice to the terminating party. All the terms and conditions of this Agreement, as may be modified, supplemented or amended after the date hereof, shall apply during any extension of this Agreement beyond June 30, 2008, except that the purchase price and the minimum and maximum quantities of Creosote to be sold and purchased hereunder shall be either (i) as the parties mutually agree or (ii) if the parties fail to mutually agree within 180 days prior to the beginning of any extension of the Initial Term, such failure shall be treated as a Dispute and resolved by arbitration as provided in Section 14(d) hereof. The parties agree that in any negotiation between them of the purchase price and minimum and maximum quantity for Creosote to be sold and purchased during any extension of the Initial Term, each party shall negotiate in good faith from a "starting point" of (i) a purchase price equal to the then-current price of coal tar and Buyer's then-current selling price (less insurance and freight) of Creosote and (ii) the then-current minimum and maximum quantities of Creosote provided for under the Agreement. In any arbitration respecting the purchase price and the minimum and maximum quantity during an extension of the Initial Term, the arbitrator shall set the purchase price and the minimum and maximum quantities based on either a proposal offered by Seller or a proposal offered by Buyer, and not on an independently selected purchase price or minimum or maximum quantities. In the event of any action or award of an arbitrator as contemplated above, this Agreement shall terminate in the absence of an express agreement between the parties to the contrary, on the expiration of such two-year extension period.

          2. SALE OF CREOSOTE. During the Initial Term, Seller shall sell to Buyer, and Buyer shall purchase from the Seller, Creosote in the quantities and at the prices set forth in Exhibit 3 hereof. Unless otherwise mutually agreed, the quantities of Creosote to be sold hereunder for the applicable annual periods during the Term shall be sold and delivered at the delivery locations set forth in Section 3 in one or more deliveries totaling, each calendar quarter, approximately 1/4 of the applicable annual quantity.


          PRICE; DELIVERY TERMS.

          a. The purchase price for Creosote sold hereunder shall be as set forth in Exhibit 3 hereto. All Creosote sales are F.O.B. Seller's manufacturing facility (unless otherwise shown on Exhibit 3 hereto). Seller shall invoice Buyer once each week for Creosote sold in the prior week and full payment shall be due within 30 days from date of invoice. Interest shall be due on all unpaid balances after 35 days from date of invoice, at the rate of 1% per month. Title and risk of loss shall pass to Buyer upon delivery of Creosote to Buyer's railcars or tanktrucks or, in the case of sales F.O.B. Buyer's terminal, upon delivery of Creosote to Buyer's tanks at Buyer's terminal. In addition to such purchase price, Buyer shall reimburse Seller for any capital costs incurred by Seller in order to comply with the Federal Insecticide, Fungicide and Rodenticide Act or any regulations promulgated thereunder or in order to comply with any specific request of Buyer regarding the quality or specifications of Creosote hereunder. Such capital costs shall be reimbursed by Buyer as an addition to the then-current purchase price of Creosote over a period and in a manner to be negotiated by the parties on a case-by-case basis.

          b. As additional consideration for Seller's obligations under this Agreement, Buyer shall pay to Seller, by wire transfer on or before the effective date hereof, the amount of Four Million Dollars ($4,000,000.00) ("Additional Consideration").


          4.   PURCHASE ORDERS; SALES FORECAST.

          a. Buyer shall submit purchase orders for Creosote to Seller in writing or by another agreed means which shall set forth at a minimum, the quantity and specification of Creosote ordered, the requested delivery location, and the shipping instruction and invoice address. All quantities in purchase orders shall be for immediate shipment unless otherwise provided in the purchase order.

          b. Each month during the Term, Buyer agrees to provide Seller, for guidance only, with a written twelve (12) month rolling forecast ("Sales Forecast") indicating Buyer's estimate of anticipated sales of Creosote to customers of the creosote marketing and distribution business of Seller being transferred pursuant to the Asset Agreement. The Sales Forecast shall be an estimate only and neither party shall have any liability to the other with respect thereto. The Sales Forecast shall be used by Buyer to facilitate its planning for its Creosote production, to facilitate its sales and operating planning (SOP) and its annual operating plan (AOP). If Seller's then current SOP or AOP do not provide for sufficient Creosote production to satisfy the Sales Forecast, Seller will promptly so advise Buyer and give Buyer the full particulars respecting any anticipated shortfall. In order to assist Buyer in planning for deliveries to its customers, Seller agrees to permit Buyer to participate in a monthly telephone conference among Seller's production personnel at which the Sales Forecast and Seller's SOP/AOP is discussed.


          5. TAXES. Any tax or other charge, other than income tax, upon the production, sale or shipment of Creosote imposed by federal, state, municipal or other governmental authorities shall be added to the price paid by Buyer. Seller and Buyer agree that sales or use taxes will not be collected where Buyer is in possession of applicable resale certificates and any other documents required to exempt from sales tax the sales to Buyer by Seller hereunder. Verification of same will be provided by Buyer to Seller upon reasonable request.


          6. LIMITED WARRANTY. Seller warrants that the Creosote, when delivered to Buyer's railcars or tanktrucks or, by Seller's barge to Buyer's terminal, and for a reasonable time thereafter so as to allow Buyer to deliver such Creosote to its customers, shall meet the specifications set forth on
Exhibit 1.1 hereto, and that said specifications will not be modified or altered other than as authorized herein. Seller warrants that the Creosote will be free from defects in material and workmanship and that Seller will have good title to same free from any lien or encumbrance. SELLER EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, IN FACT OR IN LAW, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          7.   TAKE-OR-PAY OBLIGATIONS.   Buyer acknowledges that, in light
of the transactions carried out under the terms of the Asset Agreement, Seller will be unable to market or distribute Creosote except under this Agreement, and that, in the event that Buyer breached its obligations to take Creosote hereunder, it would be difficult for Seller to prove its losses and difficult, inconvenient, or otherwise infeasible for Seller to obtain an adequate remedy. Therefore, in light of such facts, and as additional inducement and consideration for Seller's obligations hereunder, Buyer agrees that, as an integral part of its obligations under this Agreement, it shall pay the full purchase price, as provided above, for all Creosote which Seller tenders to it under the terms of this Agreement, whether or not Buyer actually takes physical delivery of such Creosote. The parties further agree Seller shall have the right to recover from Buyer such purchase price as reasonable liquidated damages, and not as a penalty, for all Creosote tendered to Buyer under the terms of this Agreement or which would have been so tendered but for a termination of this Agreement by Buyer under the provisions of Section 12(c) hereof. Without limiting the foregoing obligations of Buyer in any way, in the event that Seller is able to sell such tendered Creosote to a third party or otherwise to obtain value from such Creosote, Seller shall credit such selling price or value (net of all costs of sale or obtaining such value) to Buyer, but Buyer shall have no rights to such credits, if any, unless and until it complies in all respects with all of its foregoing obligations.


          8. CLAIMS; LIMITATION AND EXCLUSION OF DAMAGES. In the event of any claims of breach of warranty asserted by Buyer, Buyer will cause such claim to be transmitted to Seller within ten (10) days of delivery at Buyer's terminal or its replacement in the case of claims made with respect to Creosote delivered to Buyer's terminal and, with respect to Creosote not delivered to Buyer's terminal, within ten (10) days of its receipt of a claim initially asserted by Buyer's customers. If any Creosote fails to meet the warranty set forth in
Section 6 hereof (other than as to title), Seller will at its option (i) replace the defective or non-conforming Creosote at no additional cost to Buyer or its customer or, (ii) provided the defective or non-conforming Creosote is reasonably deemed usable by Buyer or the customer, agree to a reasonable reduction of the purchase price. In the event of a breach of the warranty of title, Seller shall provide a cure reasonably satisfactory to Buyer. This Section sets forth the exclusive remedies for claims based on defective or non-conforming Creosote, whether the claim is in contract, warranty, tort (including negligence), strict liability, equitable relief, or otherwise. Subject to the provisions of Sections 7 and 9 hereof, but notwithstanding any other provision herein to the contrary, in no event shall either party be liable to the other for lost or prospective profits or incidental, indirect, special, punitive, or consequential damages or losses for breach of this Agreement or for any failure of performance hereunder whether arising out of strict liability, breach of contract, tort (including negligence) or otherwise.

          9. BUYER AS SOPHISTICATED USER. Buyer represents and warrants that it is a sophisticated user, marketer, and distributor of creosote products and is familiar with all requirements and practices (including, without limitation, health, safety, and environmental) necessary for the legal and safe use, marketing, transportation, handling, storage, distribution, and disposal of Creosote. Buyer hereby covenants and agrees that its use, marketing, transportation, storage, distribution, and disposal of Creosote purchased hereunder shall comply with applicable federal, state, and local statutes, regulations, and ordinances. Buyer acknowledges that, in light of the transactions carried out under the terms of the Asset Agreement, Seller will be unable to market or distribute Creosote except under this Agreement, and that, in the event that Buyer materially breaches its covenants set forth in this section, it would be difficult for Seller to prove its losses and difficult, inconvenient, or otherwise infeasible for Seller to obtain an adequate remedy. Therefore, in light of such facts, and as additional inducement and consideration for Seller's obligations hereunder, Buyer agrees that, as an integral part of its obligations under this Agreement, it shall pay the full purchase price, as provided above, for all Creosote which Seller would have tendered to it under the terms of this Agreement, but for termination of this Agreement by Seller under the provisions of Section 12(d) hereof. The parties further agree Seller shall have the right to recover from Buyer such amount as reasonable liquidated damages, and not as a penalty. Without limiting the foregoing obligations of Buyer in any way, in the event that Seller is able to sell any Creosote (which it would have tendered to Seller as provided above) to a third party or otherwise to obtain value from such Creosote, Seller shall credit such selling price or value (net of all costs of sale or obtaining such value) to Buyer, but Buyer shall have no rights to such credits, if any, unless and until it complies in all respects with all of its foregoing obligations.


          10.  FORCE MAJEURE.

               a. DEFINITIONS. "FORCE MAJEURE" shall mean circumstances in which the operations of either of the parties are substantially adversely affected by causes not within the control of the non-performing party and which the non-performing party, by exercise of reasonable care, is unable to avoid, including, but not limited to, war, fire, flood, riot, strike, labor dispute, freight embargo or transportation delay, shortage of labor, inability to secure fuel, material, supplies, equipment or power in sufficient amount, act of God or the public enemy, any existing or future law, decree, regulation or governmental act, or any cause beyond the reasonable control of the non-performing party. "Economic Hardship" shall mean circumstances in which, in the case of Seller, its average price for coal tar (a raw material) exceeds for at least three months the then applicable price for Creosote sold hereunder as specified on
Exhibit 3, and, in the case of Buyer, its average selling price for creosote products is less than for at least three months the then applicable price paid for Creosote as specified on Exhibit 3.

               b. EXCUSE. If, by reason of FORCE MAJEURE (as defined above), occurring during the Initial Term or any extension of the Initial Term, either of the Seller or Buyer shall be prevented or delayed in the performance of its obligations (other than the payment of money) under this Agreement, then the non-performing party shall promptly give the other party notice of the existence and cause thereof, and it shall thereupon be excused from timely performance to the extent and duration of such prevention or delay, but in no event shall either party be excused for longer than 60 days for any single or related events of FORCE MAJEURE. In order to resume full performance of its duties and obligations under this Agreement as soon as practicable, the party claiming FORCE MAJEURE shall exercise reasonable diligence to overcome the event of FORCE MAJEURE which, to the extent that an event of FORCE MAJEURE does not prevent or delay the performance of this Agreement at all delivery locations, shall include taking such steps as are reasonable to produce and sell, take, and/or deliver Creosote at such other delivery locations. During the period of FORCE MAJEURE, each party shall, using all reasonable efforts, continue its activities in conformity with this Agreement, and it shall in every reasonable way safeguard the interests of the other party. In the event that Seller after 60 days from the giving of notice shall still be prevented or delayed from continuing with its performance of this Agreement by the cause of which it gave notice to Buyer, either party may terminate this Agreement by giving written notice to the other within a further five days to the other party, except that Seller may not terminate this Agreement if Seller's failure to perform is waived by Buyer. In the event that Buyer after 60 days from the giving of notice shall still be prevented or delayed from continuing with its performance of this Agreement by the cause of which it gave notice to Seller, Seller (and only Seller) may terminate this Agreement by giving written notice to the Buyer within a further five days. Such termination shall not be considered to be based on a breach of, or default under, this Agreement by either party. In the event of such termination arising from a FORCE MAJEURE condition affecting Seller (and only such FORCE MAJEURE condition) before the tenth anniversary of the effective date hereof, Seller shall refund to Buyer a portion of the Additional Consideration equal to the total minimum quantity of Creosote to be provided in periods 1 through 10 as set forth in Exhibit 3 (hereinafter the "Minimum Base") less the quantity of Creosote actually delivered to the date of termination in each of such periods, up to but not exceeding the minimum quantity in any such period, multiplied by a fraction whose numerator is the Additional Consideration and whose denominator is the Minimum Base (i.e., [Minimum Base - actual delivered quantity not exceeding minimum] x $4,000,000/Minimum Base).The period of FORCE MAJEURE shall not extend the Term.


               c. ECONOMIC HARDSHIP. In the event of Economic Hardship, as defined above, the parties shall negotiate in good faith a new price for Creosote purchased hereunder, to be in effect for such period of time as the parties may agree. In the event that the parties cannot agree to such new price or period, then the parties shall submit the matter to binding arbitration as provided in section 14(d) hereof. The parties further agree that the arbitrator shall make a decision and award based either on a proposal offered by Seller, or on a proposal offered by

Buyer, with respect to price and time, and shall not make a decision or award based upon an independently selected price or time.

          11. BREACH, NOTICE, AND OPPORTUNITY TO CURE. If either party in good faith should conclude that the other has committed a breach of this Agreement, the party so concluding shall notify the other party of the breach.
A party receiving such notice shall have thirty (30) days to cure such breach,if any, and to notify the party sending such notice that such breach has been cured, or if such breach (other than a breach under Sections 7 and 9 hereof) is not capable of being cured within thirty (30) days, the breaching party shall diligently pursue its cure as promptly as possible. Following the cure period specified above, if the notifying party shall reject the cure or otherwise maintain that an uncured breach of this Agreement exists, then such matter shall be resolved as provided in Section 14(d). Both parties agree, however, that this provision is not intended to require additional notice or opportunity to cure in situations involving repetitive or chronic breaches by either party.


          12.  TERMINATION.   This Agreement may be terminated prior to the end
of the Term only as provided below:

           a. The insolvency, bankruptcy, reorganization or liquidation of, or the appointment of a receiver for substantially all of the assets of, either party to this Agreement, shall cause an automatic termination of this Agreement.

          b. Upon a material breach of this Agreement by a party that impairs the value of the Agreement as a whole, other than a breach of the obligations set forth in Sections 7 or 9 hereof, the other party, subject to Sections 11 and 14(d) hereof, may terminate this Agreement after giving notice thereof to the other party.

          c. Upon a material breach of Section 7 of this Agreement by Seller, then Seller, subject to Sections 11 and 14(d) hereof, may terminate this Agreement after giving notice thereof to Buyer.

          d. Upon a material breach of Section 9 of this Agreement to Buyer, then Seller, subject to Sections 11 and 14(d) hereof, may terminate this Agreement after giving notice thereof to Buyer; provided, however, that Seller shall have no right to terminate this Agreement under this Section so long as Buyer is taking reasonable action before the applicable federal, state or local government agency to correct, cure or resolve to the satisfaction of that governmental agency the issue of possible non-compliance with statutes, regulations and ordinances.

          e. Subject to the provisions of Section 10, upon the occurrence of a FORCE MAJEURE circumstance.

          f.   Upon termination or cancellation of this Agreement under this
Section 12, neither party shall be released from the payment of any sum owing to the other party hereto. Any termination or cancellation of this Agreement under this Section 12 shall not affect or limit the rights and obligations of the parties which have accrued at the date of termination and shall not limit the other rights and remedies of the parties under Sections 7 and 9 or otherwise.

                    13.  PESTICIDE REGISTRATION

          a.   SUPPLEMENTAL DISTRIBUTION.   Pursuant to the Asset Agreement,
Seller transferred to Buyer certain assets associated with Seller's creosote marketing and distribution business, including registrations with the United States Environmental Protection Agency ("EPA"), pursuant to the Federal Insecticide, Fungicide, and Rodenticide Act ("FIFRA"), of pesticide products that contain Creosote as a pesticide active ingredient. Promptly following execution of this Agreement, Buyer shall apply jointly with Seller to register such pesticide products for supplemental distribution ("distributor products") by Seller pursuant to EPA regulations and procedures. Seller shall not distribute or sell such distributor products except (1) while Buyer is in breach of any obligation, covenant, representation, or warranty under this Agreement after the time for cure as provided in Section 11 hereof, (2) during the period of any FORCE MAJEURE as defined in Section 10 hereof which prevents or delays the performance of Buyer's obligations under this Agreement (but only to the extent affected thereby), or (3) when there occurs the insolvency, bankruptcy, reorganization or liquidation of, or appointment of a receiver for, substantially all of the assets of Buyer.

          b. DATA CITATION. Pursuant to the Asset Agreement, Seller transferred to Buyer its rights, title, and interest in scientific study data previously submitted to or otherwise in the possession of, and/or under development for submission to, EPA for the purpose of maintaining the EPA registration of pesticide products that contain Creosote as a pesticide active ingredient. In the event of supplemental distribution as provided under Section 13(a) hereof, Buyer grants Seller the right to cite or rely upon, in support of Seller's application to register with EPA pesticide products that contain Creosote as a pesticide active ingredient, all study data, in which Buyer has any right or holds any interest, that would support such an application. Seller shall have no obligation to compensate Buyer for citation of, or reliance upon, such Creosote data pursuant to Sections 3 and 4 of FIFRA.

          c. In the event of the insolvency, bankruptcy, reorganization or liquidation of, or the appointment of a receiver for substantially all of the assets of, Buyer, Seller shall have the right to purchase from Buyer, at its then fair market value, registrations with the EPA, pursuant to FIFRA, of pesticide products that contain Creosote as a pesticide active ingredient.

14.  MISCELLANEOUS.

          a. NOTICES. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered or upon expiration of three (3) days after being mailed by registered or certified first class mail, return receipt requested, postage prepaid, and in each case addressed: If to Seller, to:

               AlliedSignal Inc.
               P. O. Box 1053
               101 Columbia Rd.
               Morristown, NJ 07962

               Attention:  General Manager, Carbon Materials & Technologies

          If to Buyer, to:

               KMG-Bernuth, Inc.
               10611 Harwin Suite 402
               Houston, TX  77036

               Attention:  President

               b. SUCCESSORS AND ASSIGNS. This Agreement and all the rights and powers granted hereby shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

               c. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflicts of law doctrines.

               d. DISPUTE RESOLUTION. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach (or termination, except as provided in Section 12 hereof) thereof (collectively, "Disputes"), shall be resolved as provided in this Section 13(d). Initially, representatives of Seller and Buyer shall in good faith strive to resolve any Dispute that may arise. If, however, those representatives shall fail for any reason to resolve any Dispute to the mutual satisfaction of Seller and Buyer, then the Dispute settled by arbitration in accordance with the American Arbitration Association ("AAA") Rules as in force at the commencement of the arbitration. The arbitration shall be conducted by a sole arbitrator. If within thirty (30) days after receipt of a party of a proposal made by the other party for an arbitrator, the parties have not reached agreement on the choice of an arbitrator, the sole arbitrator shall be appointed by the AAA in accordance with its rules. The place of arbitration shall be New York, New York, and the arbitrator shall apply the laws of the State of New York, without regard to its conflicts of law doctrines. The award of the arbitrator shall be final and binding upon the parties and may be entered and/or enforced in any court of competent jurisdiction. The arbitrator shall divide all costs (including fees of counsel and costs of counsel) incurred in conducting the arbitration in the final award in accordance with what such arbitrator deems just and equitable under the circumstances.

               e. FORMS. The parties hereto may use standard business forms in effecting the transactions outlined in this Agreement, including but not limited to purchase orders and shipping documents. However, this Agreement governs in the event of any ambiguity or contradiction between the language of such forms and the language contained herein.

               f. NO AGENCY RELATIONSHIP. Nothing herein shall be construed to mean that either party shall be acting as agent for the other, as an employment relationship, partnership or joint venture. This parties' agreement hereunder constitutes the retention by each party of the other solely as an independent contractor. Neither party shall have the authority or power to make any commitments of any nature whatsoever on the account of or on behalf of the other or to assume or create any obligation or responsibility, express or implied, in the name of the other or to bind the other in any respect.

               g. ASSIGNMENT. This Agreement and the rights, interests and obligations hereunder may not be assigned (including assignments or other transfers by merger or operation of law) without the consent of the other party, which consent shall not unreasonably be withheld; provided, however, that Seller may assign its rights and obligations under this Agreement to any party which acquires from Seller the facilities used to produce Creosote sold hereunder, as well as to any entity which controls, is controlled by, or is under common control with Seller and, provided further, that Buyer may assign its rights and obligations under this Agreement to any party with a credit rating or financial standing at least comparable to that of Buyer as of the effective date hereof that acquires the Creosote business of Buyer, as well as to any entity which controls, is controlled by, or is under common control with Buyer, so long as any such entity has a credit rating or financial standing at least comparable to that of Buyer as of the effective date hereof.

               h. EFFECT OF BANKRUPTCY. The insolvency, bankruptcy, reorganization or liquidation of, or the appointment of a receiver for substantially all of the assets of, either party to this Agreement, shall cause an automatic termination of this Agreement. Upon termination or cancellation of this Agreement, neither party shall be released from the payment of any sum owing to the other party hereto.

               i. ENTIRE AGREEMENT. This Agreement sets forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, relating to such subject matter.

               j. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

               k. REMEDIES CUMULATIVE. The rights and remedies of the parties, whether pursuant to this Agreement or as provided in accordance with applicable law, shall be cumulative. The exercise of any single right or remedy shall constitute neither a bar to the exercise of, nor the waiver of, any other available right or remedy.

               l. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but both of which together shall be deemed to be one and the same instrument.

               m. AMENDMENT AND MODIFICATION. This Agreement may be amended, modified, or supplemented only by written agreement of the parties hereto.

               n. HEADINGS. The headings used in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

               o. NO THIRD PARTY BENEFICIARIES. No third parties shall be beneficiaries of any provision of this Agreement or of any right conferred on any party hereto.

               p. RAILCAR CLEANING AND MAINTENANCE. The parties agree that Seller shall at its cost and expense provide a first cleaning and maintenance of each railcar for which a lease was transferred by Seller to Buyer under the Asset Agreement. Such cleaning and maintenance shall be provided as required upon the termination of railcar leases or as is otherwise reasonable under the circumstances and returned to Buyer's service upon completion thereof. It is the intent of the parties that such cleaning and maintenance shall be scheduled by Seller in consultation with Buyer so as to minimize any disruption of Creosote deliveries and to that purpose Seller will provide substitute railcars, if needed, without additional cost to Buyer for the delivery of Creosote on a temporary basis. Cleaning and maintenance of railcars after the first cleaning shall be done by Seller for Buyer on a fee basis as mutually agreed.

          IN WITNESS WHEREOF, the parties hereto have executed and delivered this Creosote Supply Agreement as of the day and year first above written.


                                   ALLIEDSIGNAL INC.


                                   By:     /s/ Jeffrey A. Wilke
                                      -----------------------------------

                                   Title:    General Manager
                                         --------------------------------


                                   KMG-BERNUTH, INC.



                                   By:    /s/ David L. Hatcher
                                      -----------------------------------

                                   Title:      President
                                         --------------------------------

                                                      Creosote Supply Agreement
                                                                    Exhibit 1.1

                   CERTAIN COAL-TAR DERIVED CREOSOTE PRODUCTS


See Exhibit 1.1 Attachments 1 through 4 for product Specifications.

In addition to the specifications set forth on Attachments 1 through 4 of
Exhibit 1.1, Seller, during Period 1, will attempt in good faith to provide Creosote complying with special requests beyond AWPA specifications as requested by Creosote customers of Seller immediately prior to the effective date of the Agreement.

                                                                    Exhibit 1.1
                                                                   Attachment 1

                     AMERICAN WOOD-PRESERVERS' ASSOCIATION
                                    STANDARD

       (This Standard is under the jurisdiction of AWPA Subcommittee P-2)

                                   P1/P13--95

                 STANDARD FOR COAL TAR CREOSOTE FOR LAND, FRESH
                      WATER AND MARINE (COASTAL WATER) USE

1. The creosote shall be a distillate derived entirely from tar produced by the carbonization of bituminous coal.
2. The new material and the material in use in treating solutions shall conform to the following detailed requirements.

                                                                 New Material             Material In Use
                                                                 ------------             ---------------
                                                                 Not       Not           Not        Not
                                                                 Less      More          Less       More
                                                                 Than      Than          Than       Than
                                                                 ----      ----          ----       ----
2.1  Water, % by Volume                                           --        1.5           --         3.0
2.2  Matter Insoluble in Xylene, % by wt.                         --        0.5           --         1.5
2.3  Specific Gravity at 38 DEG. C Compared to water
       at 15.5 DEG. C:
          2.3.1 Whole Creosote                                    1.070     --            1.070      --
          2.3.2 Fraction 235-315 DEG. C                           1.028     --            1.028      --
          2.3.3 Fraction 315-355 DEG. C                           1.100     --            1.100      --
2.4  Distillation: The distillate, % by wt. on a water
     free basis, shall be within the following limits:
          Up to 210 DEG. C                                        --        2.0           --         2.0
          Up to 235 DEG. C                                        --       12.0           --        12.0
          Up to 270 DEG. C                                       10.0      40.0          10.0       40.0
          Up to 315 DEG. C                                       40.0      65.0          40.0       65.0
          Up to 355 DEG. C                                       65.0      77.0          65.0       77.0

3.0 Tests to establish conformance with the foregoing requirements shall be made in accordance with the standard methods of the American Wood-Preservers'
Association:  (See Standard A1.)

STANDARD P1/P13-95 WAS REAFFIRMED IN 1995 WITH MINOR EDITORIAL CORRECTIONS.

                                                                    Exhibit 1.1
                                                                   Attachment 2

                  AMERICAN WOOD-PRESERVERS' ASSOCIATION
                                 STANDARD

    (This Standard is under the jurisdiction of AWPA Subcommittee P-2)

                                  P2--95

                     STANDARD FOR CREOSOTE SOLUTIONS

1. The material shall be a pure coal tar product derived entirely from tar produced by the carbonization of bituminous coal. It may either be a coal tar distillate or a solution of coal tar in coal tar distillage.
2. The new material and the material in use in treating solutions shall conform to the following detailed requirements.

                                                                 New Material             Material In Use
                                                                 ------------             ---------------
                                                                 Not        Not           Not         Not
                                                                 Less       More          Less        More
                                                                 Than       Than          Than        Than
          2.4.1 Whole Creosote                                   1.080      1.130         1.080       1.130
2.1  Water, % by Volume                                          --         1.5           --          3.0
2.2  Matter Insoluble in Xylene, % by wt.                        --         3.5           --          4.5
2.3  Coke Residue, % by wt.                                      --         9.0           --         10.0
2.4  Specific Gravity at 38 DEG. C Compared to water
       at 15.5 DEG. C:
          2.4.1 Whole Creosote                                   1.080      1.130         1.080       1.130
          2.4.2 Fraction 235-315 DEG. C                          1.025      --            1.025       --
          2.4.3 Fraction 315-355 DEG. C                          1.085      --            1.085       --
2.4  Distillation: The distillate, % by wt. on a water
     free basis, shall be within the following limits:
          2.5.1 Up to 210 DEG. C                                 --         5.0           --          5.0
          2.5.2 Up to 235 DEG. C                                 --        25.0           --         25.0
          2.5.3 Up to 315 DEG. C                                32.0        --           32.0         --
          2.5.4 Up to 355 DEG. C                                52.0        --           52.0         --

3.0 Tests to establish conformance with the foregoing requirements shall be made in accordance with the standard methods of the American Wood-Preservers'
Association:  (See Standard A1.)

------------------
     Proceedings:  1917, 1918, 1921, 1923, 1933, 1935, 1936, 1941, 1942,
1947, 1953, 1954, 1957, 1958, 1968, 1985, 1989, 1995.

STANDARD P2 WAS REAFFIRMED IN 1995 WITH MINOR EDITORIAL CORRECTIONS.

                                                                    Exhibit 1.1
                                                                   Attachment 3

                  AMERICAN WOOD-PRESERVERS' ASSOCIATION
                                 STANDARD

    (This Standard is under the jurisdiction of AWPA Subcommittee P-2)

                                  P3--94

               STANDARD FOR CREOSOTE-PETROLEUM OIL SOLUTION


Creosote-petroleum oil solution shall consist solely of specified proportions of coal tar creosote which meets AWPA Standard P1/P13 and of petroleum oil which meet AWPA Standard P4. No creosote petroleum oil solution shall contain less than 50 percent by volume of such creosote or more than 50 percent by volume of such petroleum oil.*

---------------
    *Owing to the lack of suitable methods of analysis, it is not possible to determine the relative amounts of either component once these materials have been blended. The purchaser may therefore, wish to consider obtaining the materials separately and having them blended under his supervision.





                        THIS STANDARD WAS REAFFIRMED IN 1994.

                                                                    Exhibit 1.1
                                                                   Attachment 4

                  AMERICAN WOOD-PRESERVERS' ASSOCIATION
                                 STANDARD

    (This Standard is under the jurisdiction of AWPA Subcommittee P-2)

                                  P4--94

          STANDARD FOR PETROLEUM OIL FOR BLENDING WITH CREOSOTE

Petroleum oil for blending with creosote (Standard P1/P3 shall conform to the following requirements:

1. SPECIFIC GRAVITY(1). Specific gravity at 60 DEG. F./60 DEG. F. not less than 0.96(2) (not greater than 15.9 DEG., A.P.I.) ASTM Standard D 287.

2. WATER AND SEDIMENT.--Water and sediment (B.S. & W. not more than 1 percent. ASTM Standard D 96.

3. FLASH POINT. --Flash point not less than 175 DEG. F., as determined by the Pensky-Martens closed tester. ASTM Standard D 93.

4. VISCOSITY. -- The viscosity shall be expressed as Kinematic vis. cSt at 210 DEG. F. by ASTM D 445. It shall not be less than 4.2; nor more than
10.2. oils of higher viscosity may be used, provided the penetration requirements are met. The purchaser may specify the viscosity best suited to his requirements, allowing the supplier a tolerance of plus or minus 10 percent of the value specified (Equivalent vis. SUS at 210 DEG. F. shall be 40 min. to 60 max. by ASTM D 88).

5. Each of the foregoing determinations shall be made in accordance with the ASTM method currently in effect. The ASTM Standards referred to herein may be obtained from the American Society for Testing & Materials, 1916 Race Street, Philadelphia 19103-1180.

PROCEEDINGS:  1939, 194, 1942, 1943, 1947, 1948, 1955, 1956 1967, 1970, 1986,
1994

----------------
   (1) To convert the specific gravity of Group O petroleum oils at 60 DEG. F./60 DEG. F. to specific gravity at 38 DEG. C/15.5 DEG. C, subtract 0.0140. For Group 1 oils subtract 0.0162. Group 0 oils are those whose specific gravities at 60 DEG. F./60 DEG. F. are not less than
0.9665. Group 1 oils are those whose specific gravities at 60 DEG. F./60 DEG. F. are not less than 0.8504 and not over 0.9664.

   (2) Petroleum oil of lower specific gravity may be used provided experience or test shows that it may be blended with creosote without the formation of excessive sludge.

                                                                    Exhibit 3.0
                                                      Creosote Supply Agreement

QUANTITY AND PURCHASE PRICE

Quantities to be purchased are stated in million pounds. Creosote will be sold FOB at Seller's facilities in Detroit, MI, Ironton, OH, and Fairfield, AL, and sold FOB at Buyer's terminal in Avondale, LA. During the Term, Buyer may in its discretion change the delivery location for its terminal on reasonable notice to Seller in which case Creosote will be sold FOB (freight equalized with Avondale) at Buyer's new terminal. During the Term, Seller may in its discretion change the shipping location of Creosote (freight equalized with the initial shipping locations set forth in this Exhibit).

                         Total          Total
                         Maximum        Minimum          P-1,
                         Quantity       Quantity         24CB          P-2
Period       Dates      (Mlbs.)        (Mlbs.)           $/lb          $/lb
------       -----      ---------      ---------         ----          ----
1       7/1/98-6/30/99   138.6525      [                                  ]
2       7/1/99-6/30/00   137.7525      [    material omitted              ]
3       7/1/00-6/30/01   137.7525      [    subject to a request          ]
4       7/1/01-6/30/02   137.7525      [    for confidential              ]
5       7/1/02-6/30/03   137.7525      [    treatment                     ]
6       7/1/03-6/30/04   137.7525      [                                  ]
7       7/1/04-6/30/05   137.7525      [                                  ]
8       7/1/05-6/30/06   137.7525      [                                  ]
9       7/1/06-6/30/07   137.7525      [                                  ]
10      7/1/07-6/30/08   137.7525      [                                  ]

Creosote produced by Seller in excess of the maximum quantities set forth above may be purchased hereunder by Buyer at its option for the purchase price shown above; however, if Buyer chooses not to purchase such additional Creosote, Seller may sell such Creosote to third parties for other than use as a wood presevative and may sell up to nine million pounds of such Creosote in any rolling twelve-month period to any third party without regard to application or use.

                                                                    Exhibit 3.0
                                                      Creosote Supply Agreement

QUANTITY BY LOCATION
(All quantities in millions of pounds)

Period    Detroit        Ironton        Fairfield           Avondale
------    -------        -------        ---------           --------
1 - 10    [material omitted subject to a request for confidential treatment]